Exhibit 2

[Translation]

ABBREVIATED NOTICE REGARDING THE INTERIM SETTLEMENT OF ACCOUNTS
ON A NON-CONSOLIDATED BASIS FOR THE YEAR ENDING MARCH 31, 2003

October 31, 2002

Name of Listed Company:	TDK Corporation (the “Company”)

Securities Code No.:	6762

(URL http://www.tdk.co.jp/)

Stock Exchange(s) Where the Company’s Shares are Listed (Section)	The Company’s shares are listed on the Tokyo Stock Exchange and the Osaka Securities Exchange.

Location of Head Office:	Tokyo

Name of Representative:	Mr. Hajime Sawabe, President & Representative Director

Any inquiry relating hereto should be made to: Name and Position of the Person in Charge:	Mr. Michinori Katayama, General Manager

Corporate Communications Dept.

Telephone Number:	(03) 5201-7102

Date of Resolutions of the Board of Directors having approved Interim Settlement of Accounts	October 31, 2002

Commencement Date of Payment of Interim Dividends	December 6, 2002

Whether or not the system to pay interim dividends has been provided for in the Article of Incorporation	Provided.

Whether or not the new unit share system has been adopted	Adopted. (100 shares constituting one unit)

1.	Business Results for the current interim business period (from April 1, 2002 to September 30, 2002)

(1)	Results of Operations

					Net Earnings
	Net Sales	Operating Profit	Recurring Profit	Net Earnings	per Share

	(¥ Mil.)	(¥ Mil.)	(¥ Mil.)	(¥ Mil.)	(¥)
For the six months ended September 30, 2002:	167,260	3,480	6,937	1,056	7.96

Increase or decrease in comparison with the corresponding period of accounts for the preceding business year (%)	2.0%	—	Δ 50.3%	Δ 89.2%

For the six months ended September 30, 2001:	164,023	Δ 319	13,970	9,752	73.22

Increase or decrease in comparison with the corresponding period of accounts for the preceding business year (%)	Δ 29.9%	—	Δ 60.1%	345.3%

For the year ended March 31, 2002:	317,811	Δ 8,507	7,580	Δ 3,794	Δ 28.55

(Notes)	1.	Average number of shares in issue during the interim period or the business year:

		As at September 30, 2002:	132,802,249 shares

		As at September 30, 2001:	133,189,659 shares

		As at March 31, 2002:	132,900,177 shares

	2.	Change of accounting method:	None

	3.	Presentation of percentages in the above list shows increase or decrease ratio in comparison with the corresponding period of the preceding business year.

(2)	Dividends

	Interim Dividend per Share	Annual Dividend per Share

	(¥)	(¥)
For the six months ended September 30, 2002:	25.00	—

For the six months ended September 30, 2001:	30.00	—

For the year ended March 31, 2002:	—	50.00

(3)	Financial Conditions

			Ratio of
			Stockholders'
		Stockholders'	Equity to Total	Stockholders'
	Total Assets	Equity	Assets	Equity per Share

	(¥ Mil.)	(¥ Mil.)	(%)	(¥)
As at September 30, 2002	510,925	423,471	82.9	3,192.78

As at September 30, 2001	540,838	447,425	82.7	3,359.31

As at March 31, 2002	522,140	426,439	81.7	3,209.70

(Notes)	(1)	Number of shares in issue at the end of the interim period or the business year:

		As at September 30, 2002:	132,634,092 shares

		As at September 30, 2001:	133,189,659 shares

		As at March 31, 2002:	132,859,576 shares

	(2)	Number of treasury stock at the end of the interim period or the business year:

		As at September 30, 2002:	555,567 shares

		As at March 31, 2002:	330,083 shares

2.	Business Forecast for the business year ending March 31, 2003 (April 1, 2002 - March 31, 2003)

			Net Earnings	Annual Dividend	(Year-end
	Net Sales	Recurring Profit	for the Year	per Share	dividend)

	(¥ Mil.)	(¥ Mil.)	(¥ Mil.)	(¥)	(¥)
For the business year ending March 31, 2003	320,000	6,300	300	50.0	25.0

(Reference) Net earnings per share expected for the business year ending March 31, 2003: ¥2.26

Please refer to page 11 of the attached documents for the preconditions or other related matters used for the above business forecast.

(Note)

The estimates of business results are rendered in accordance with Japanese regulations. All these estimates are forward-looking statements based on a number of assumptions. Actual results may differ substantially depending on a number of factors including but not limited to economic trends, exchange rates and changes in technology involving the Company’s products.